Loan No. 050-4715-001

                               PROMISSORY NOTE

$10,000,000.00                                            December 12, 2000

      FOR VALUE RECEIVED, HAEMONETICS CORPORATION, a Massachusetts business corporation (93BORROWER94), promises to pay to the order of GENERAL ELECTRIC CAPITAL BUSINESS ASSET FUNDING CORPORATION ("GE CAPITAL") at GE CAPITAL's office at 10900 NE 4th Street, Suite 500, Bellevue, Washington 98004, Attention: Real Estate Department, or at such other address as GE CAPITAL may from time to time designate in writing, the principal sum of TEN MILLION AND NO/100 DOLLARS ($10,000,000.00) together with interest from the date the proceeds of the loan (the 93Loan94) evidenced by this Promissory Note (this 93Note94) are initially disbursed until maturity on the principal balance from time to time remaining unpaid hereon at the rate of 8.41% per annum (computed on the basis of a 360-day year of twelve (12) consecutive thirty (30)-day months) in installments as follows: (i) interest only in advance at the rate of $2,336.11 per day shall be due and payable on the date the proceeds of the Loan are initially disbursed to or for the benefit of BORROWER (including, without limitation, disbursement into an escrow for the benefit of BORROWER) for the period beginning on the date of such disbursement and ending on December 3 1, 2000; (ii) one hundred seventy-nine (179) installments of principal and interest in the amount of $97,947. 11 each shall be payable commencing on February 1, 2001, and continuing on the first day of each and every succeeding month until and including December 1, 2015, and (iii) on January 1, 2015 (the "Maturity Date"), all then unpaid principal and interest hereon shall be due and payable.

      If any periodic payment due hereunder shall not be paid when due and shall remain unpaid for ten (10) days, BORROWER shall pay an additional charge equal to five percent (5.00%) of the delinquent payment or the highest additional charge permitted by law, whichever is less.

      Upon not less than thirty (30) days advance written notice to GE CAPITAL at any time after February 1,2006, and upon payment of the Prepayment Premium, BORROWER shall have the right to prepay all, but not less than all, of the outstanding balance of this Note on any regularly scheduled principal and interest payment date. The Prepayment Premium shall be determined by (i) calculating the decrease (expressed in basis points) in the current weekly average yield of Ten (10)-year U.S. Treasury Constant Maturities (as published in Federal Reserve Statistical Release H. 15 [5191) (the "Index") from Friday, July 7, 2000, to the Friday immediately preceding the week in which the prepayment is made, (ii) dividing the decrease by 100, (iii) multiplying the result by the following described applicable premium factor (the "Premium Factor"), and (iv) multiplying the product by the principal balance to be prepaid. If the Index is unchanged or has increased from Friday, July 7, 2000, to the Friday immediately preceding the prepayment date, no Prepayment Premium shall be due. The Premium Factor shall be the amount shown on the following chart for the month in which prepayment occurs:


Number of Months
    Remaining         (Years)    Premium Factor
----------------      -------    --------------

     180-169           (15)           0.073
     168-157           (14)           0.069
     156-145           (13)           0.064
     144-133           (12)           0.059
     132-121           (11)           0.054
     120-109           (10)           0.049
     108-97             (9)           0.044
      96-85             (8)           0.039
      84-73             (7)           0 035
      72-61             (6)           0.030
      60-49             (5)           0.025
      48-37             (4)           0.020
      36-25             (3)           0.015
      24-13             (2)           0.010
      12-1              (1)           0.005

      If the Federal Reserve Board ceases to publish the Index, then the decrease in the weekly average yield of Ten (10)-year U.S. Treasury Constant Maturities will be determined from another source designated by GE CAPITAL. Notwithstanding anything contained herein to the contrary, prepayment prior to February 1, 2006 will not be permitted.

      If GE CAPITAL at any time accelerates this Note after an Event of Default (defined below), then BORROWER shall be obligated to pay the Prepayment Premium in accordance with the foregoing schedule. The Prepayment Premium shall not be payable with respect to condemnation awards or insurance proceeds from fire or other casualty which GE CAPITAL applies to prepayment, nor with respect to BORROWER92s prepayment of the Note in full during the last three (3) months of the term of this Note unless an Event of Default has occurred. BORROWER expressly acknowledges that the Prepayment Premium is not a penalty but is intended solely to compensate GE CAPITAL for the loss of its bargain and the reimbursement of internal expenses and administrative fees and expenses incurred by GE CAPITAL.

      The Loan is secured, in part, by a certain Commercial Mortgage, Security Agreement, Assignment of Leases and Rents and Fixture Filing (the "Mortgage") covering the real property and other assets (the "Property") described therein, and by certain other documents executed and delivered in connection herewith (the Mortgage and such other documents are collectively called the "Loan Documents").

      Subject to the exceptions described below, GE CAPITAL shall not seek any deficiency judgment against BORROWER, it being understood and agreed that BORROWER shall not have any personal liability for the payment of the indebtedness evidenced by the Loan Documents, and such indebtedness shall be considered limited recourse to BORROWER.

      The foregoing notwithstanding, GE CAPITAL shall have full recourse against BORROWER for the full payment of any Prepayment Premium; the full amount of any taxes, insurance premiums or other amounts advanced by GE CAPITAL on behalf of BORROWER pursuant to the Loan Documents; and all reasonable attorney's fees or other out-of-pocket costs of collection incurred by GE CAPITAL pursuant to any of the Loan Documents. In addition, GE CAPITAL shall have full recourse against BORROWER for the full payment of all indebtedness evidenced by the Loan Documents in the event of fraud or intentional misrepresentation by BORROWER of any material facts under any of the Loan Documents.

      BORROWER shall also be liable for (i) the full amount of all rents, profits, insurance proceeds, condemnation awards, security deposits or other sums or payments received by or on behalf of BORROWER and not paid or applied in accordance with the provisions of the Loan Documents, and (ii) the amount of any damage, loss, cost, or expenses arising from the breach by BORROWER of any of its obligations under any lease of the Property (or any part thereof).

      Nothing herein shall limit the liability of BORROWER under the certificate and indemnity agreement regarding hazardous substances or environmental indemnity agreement executed in favor of GE CAPITAL.

      Each of the following shall constitute an Event of Default (93Event of Default94) hereunder and under the Mortgage:

            (a) Failure of or refusal by BORROWER to make any payment of principal, interest, or any Prepayment Premium due under this Note when due, and such failure or refusal shall continue for a period often (10) days after written notice is given to BORROWER by GE CAPITAL specifying such failure; or

            (b) Failure of BORROWER within the time required by the Mortgage to make any payment for taxes, insurance or for reserves for such payments, or any other payment necessary to prevent the filing of any lien, and such failure shall continue for a period of ten (10) days after written notice is given to BORROWER by GE CAPITAL specifying such failure; or

            (c) Failure of BORROWER to observe or perform any of its obligations under any of the lease agreements covering the Property continuing beyond applicable grace and cure periods; or

            (d) The Property or any part or interest in the Property is transferred in any manner whatsoever without the prior written consent of GE CAPITAL; or

            (e) If any lien or encumbrance is filed against the Property without GE CAPITAL's prior written consent and the same is not discharged or bonded over as provided in Section 4 of the Mortgage; or

            (f) If any lease agreement covering any portion of the Property is executed by Borrower without GE CAPITAL's prior written consent; or

            (g) Filing by BORROWER of a voluntary petition in bankruptcy or filing by BORROWER of any petition or answer seeking or acquiescing in any reorganization, arrangement, composition, readjustment, liquidation, or similar relief for itself under any present or future federal, state or other statute, law or regulation relating to bankruptcy, insolvency or other relief for debtors, or the seeking, consenting to, or acquiescing by BORROWER in the appointment of any trustee, receiver, custodian, conservator or liquidator for BORROWER, any part of the Property, or any of the income or rents of the Property, or the making by BORROWER of any general assignment for the benefit of creditors, or the inability of or failure of BORROWER to pay its debts generally as they become due, or the insolvency on a balance sheet basis or business failure of BORROWER, or the making or suffering of a preference within the meaning of federal bankruptcy law or the making of a fraudulent transfer under applicable federal or state law, or concealment by BORROWER of any of its property in fraud of creditors, or the imposition of a lien upon any of the property of BORROWER which is not discharged in the manner permitted by the Mortgage, or the giving of notice by BORROWER to any governmental body of insolvency or suspension of operations; or

            (h) Filing of a petition against BORROWER seeking any reorganization, arrangement, composition, readjustment, liquidation, or similar relief under any present or future federal, state or other law or regulation relating to bankruptcy, insolvency or other relief for debts, or the appointment of any trustee, receiver, custodian, conservator or liquidator of BORROWER, of any part of the Property or of any of the income or rents of the Property, unless such petition shall be dismissed within sixty (60) days after such filing, but in any event prior to the entry of an order, judgment or decree approving such petition; or

            (i) The institution of any proceeding for the dissolution or termination of BORROWER voluntarily, involuntarily, or by operation of law; or

            (j) A material adverse change occurs in the assets, liabilities or net worth of BORROWER with the result that BORROWER's ability to perform its obligations hereunder is materially impaired; or

            (k) Any warranty, representation or statement furnished to GE CAPITAL by or on behalf of BORROWER under this Note, the Mortgage, or any of the Loan Documents shall prove to have been false or misleading in any material respect and, if such false or misleading warranty, representation or statement was not intentionally false or misleading and can be cured by BORROWER, if BORROWER fails to cure the same to the satisfaction of GE CAPITAL within thirty (30) days after written notice thereof is delivered to BORROWER; or

            (l) Failure of BORROWER to observe or perform any other obligation under the Mortgage or any of the Loan Documents when such observance or performance is due, and such failure shall continue beyond the applicable cure period set forth in the Mortgage or the Loan Documents or, if no such cure period is provided, for a period of thirty (30) days after written notice of such failure is delivered to BORROWER; provided, however, that if any such failure cannot be cured by BORROWER within thirty (30) days, BORROWER shall have an additional period of sixty (60) days to cure such failure if BORROWER promptly commences efforts to cure such failure and diligently pursues such efforts to completion. No notice of default and no opportunity to cure shall be required if during the prior twelve (12) months GE CAPITAL has already sent a notice to BORROWER concerning default in performance of the same obligation.

      Upon the occurrence of any Event of Default, GE CAPITAL shall have the option to declare the entire amount of principal and interest due under this Note immediately due and payable without notice or demand, and GE CAPITAL may exercise any of its rights under this Note, under the Mortgage and under the Loan Documents. After acceleration or maturity, BORROWER shall pay interest on the outstanding principal balance of this Note at the rate of five percent (5.00%) per annum above Chase Manhattan Banks prime interest rate in effect from time to time, or fifteen percent (15.00%) per annum, whichever is higher, provided that such interest rate shall not exceed the maximum interest rate permitted by law.

      All payments of the principal and interest on this Note shall be made in coin or currency of the United States of America which at the time shall be the legal tender for the payment of public and private debts. If this
Note is placed in the hands of an attorney for collection, BORROWER agrees to pay reasonable attorneys' fees and out-of-pocket costs incurred by GE CAPITAL in connection therewith, and in the event suit or action is instituted to enforce or interpret this Note (including without limitation efforts to modify or vacate any automatic stay or injunction), the prevailing party shall be entitled to recover all out-of-pocket expenses reasonably incurred at, before or after trial and on appeal, whether or not taxable as costs, or in any bankruptcy proceeding, or in connection with post-judgment collection efforts, including, without limitation, attorneys' fees, witness fees (expert and otherwise), deposition costs, copying charges and other expenses.

      This Note shall be governed and construed in accordance with the laws of the Commonwealth of Massachusetts applicable to contracts made and to be performed therein (excluding choice-of-law principles). BORROWER hereby irrevocably submits to the jurisdiction of any state or federal court sitting in Massachusetts in any action or proceeding brought to enforce or otherwise arising out of or relating to this Note, and hereby waives any objection to venue in any such court and any claim that such forum is an inconvenient forum.

      This Note may be declared due prior to the Maturity Date, all in the events, on the terms, and in the manner provided for in the Mortgage.

      BORROWER and all sureties, endorsers, guarantors and other parties now or hereafter liable for the payment of this Note, in whole or in part, hereby severally (i) waive demand, notice of demand, presentment for payment, notice of nonpayment, notice of default (except as expressly provided herein), protest, notice of protest, notice of intent to accelerate, notice of acceleration and all other notices, and further waive diligence in collecting this Note or in enforcing any of the security for this Note; (ii) agree to any substitution, subordination, exchange or release of any security for this Note or the release of any party primarily or secondarily liable for the payment of this Note; (iii) agree that GE CAPITAL shall not be required to first institute suit or exhaust its remedies hereon against BORROWER or others liable or to become liable for the payment of this Note or to enforce its rights against any security for the payment of this Note; and (iv) consent to any extension of time for the payment of this Note, or any installment hereof, made by agreement by GE CAPITAL with any person now or hereafter liable for the payment of this Note, even if BORROWER is not a party to such agreement.

      BORROWER authorizes GE CAPITAL or its agent to insert in the spaces provided herein the appropriate interest rate and the payment amounts as of the date of the initial advance under this Note.

      All agreements between BORROWER and GE CAPITAL, whether now existing or hereafter arising and whether written or oral, are hereby limited so that in no contingency, whether by reason of demand or acceleration of the final maturity of this Note or otherwise, shall the interest contracted for, charged, received, paid or agreed to be paid to GE CAPITAL exceed the maximum amount permissible under the applicable law. If, from any circumstance whatsoever, interest would otherwise be payable to GE CAPITAL in excess of the maximum amount permissible under applicable law, the interest payable to GE CAPITAL shall be reduced to the maximum amount permissible under applicable law; and if from any circumstance GE CAPITAL shall ever receive anything of value deemed interest by applicable law in excess of the maximum amount permissible under applicable law, an amount equal to the excessive interest shall be applied to the outstanding principal balance hereof, or if such excessive amount of interest exceeds the unpaid balance of principal hereof, such excess shall be refunded to BORROWER. All interest paid or agreed to be paid to GE CAPITAL shall, to the extent permitted by applicable law, be amortized, prorated, allocated, and spread throughout the full period (including any renewal or extension) until payment in full of the principal so that the interest hereon for such full period shall not exceed the maximum amount permissible under applicable law. GE CAPITAL expressly disavows any intent to contract for, charge or receive interest in an amount which exceeds the maximum amount permissible under applicable law. This paragraph shall control all agreements between BORROWER and GE CAPITAL.

IMPORTANT: READ BEFORE SIGNING. THE TERMS OF THIS AGREEMENT SHOULD BE READ CAREFULLY BECAUSE ONLY THOSE TERMS IN WRITING ARE ENFORCEABLE. NO OTHER TERMS OR ORAL PROMISES NOT CONTAINED IN THIS WRITTEN CONTRACTMAY BE LEGALLY ENFORCED. YOU MAY CHANGE THE TERMS OF THIS AGREEMENT ONLY BY ANOTHER WRITTEN AGREEMENT.

      IN WITNESS WHEREOF, BORROWER has caused this Note to be executed as of the year and day first written above.


                                       BORROWER:

                                       HAEMONETICS CORPORATION,
                                       a Massachusetts business corporation

                                       By:
                                           --------------------------------

                                       Print:
                                              -----------------------------

                                       Its:
                                            -------------------------------


Prepared by, recording requested
by, and after recording return to:
George C. Dunlap, Jr.
Jenkens & Gilchrist
1445 Ross Avenue, Suite 3200
Dallas, Texas 75202-2 799

                                                      Loan No. 050-4715-001

                            COMMERCIAL MORTGAGE,
                             SECURITY AGREEMENT,
                       ASSIGNMENT OF LEASES AND RENTS,
                             AND FIXTURE FILING

      THIS MORTGAGE (herein "Instrument') is made as of December 12, 2000, by HAEMONETICS CORPORATION, a Massachusetts business corporation, whose address is 400 Wood Road. Braintree, Massachusetts 02184 (herein "Mortgagor"), in favor of the Mortgagee, GENERAL ELECTRIC CAPITAL BUSINESS ASSET FUNDING CORPORATION, a Delaware corporation, whose address is Real Estate Department, 10900 N E 4th Street, Suite 500, Bellevue, Washington, 98004 (herein "Mortgagee").

                            W I T N E S S E T H:

      THAT, WHEREAS, Mortgagor is justly indebted to Mortgagee in the sum of TEN MILLION AND NO/100 DOLLARS ($10,000,000.00), as evidenced by a certain Promissory Note (as hereinafter described),

      NOW, THEREFORE, Mortgagor, in consideration of the indebtedness herein recited and the trust herein created, irrevocably gives, grants, conveys, bargains, sells and assigns to Mortgagee, its successors and assigns, WITH MORTGAGE COVENANTS, UPON THE STATUTORY CONDITION AND WITH THE STATUTORY POWER OF SALE, all of Mortgagor's estate, right, title and interest, now owned or hereafter acquired, including any reversion or remainder interest, in the real property located in Norfolk County, Massachusetts described on Exhibit A attached hereto and incorporated herein including all Heretofore or hereafter vacated alleys and streets abutting the property, and all easements, rights, appurtenances, tenements, hereditaments, rents, royalties, mineral, oil and gas rights and profits, water, water rights, and water stock appurtenant to the property (collectively, the "Premises");

      TOGETHER with all of Mortgagor's estate, right, title and interest, now owned or hereafter acquired, in:

            (a) all buildings, structures, improvements, parking areas, landscaping, equipment, fixtures and articles of property now or hereafter erected on, attached to, or used or adapted for use in the operation of the Premises; including but without being limited to, all heating, air conditioning and incinerating apparatus and equipment, all boilers, engines, motors, dynamos, generating equipment, piping and plumbing fixtures, water heaters, ranges, cooking apparatus and mechanical kitchen equipment, refrigerators, freezers, cooling, ventilating, sprinkling and vacuum cleaning systems, fire extinguishing apparatus, gas and electric fixtures, carpeting, floor coverings, underpadding, elevators, escalators, partitions, mantels, built-in mirrors, window shades, blinds, draperies, screens, storm sash, awnings, signs, furnishings of public spaces, halls and lobbies, and shrubbery and plants, and including also all interest of any owner of the Premises in any of such items hereafter at any time acquired under conditional sale contract, chattel mortgage or other title retaining or security instrument, all of which property mentioned in this clause (a) shall be deemed part of the realty covered by this Instrument and not severable wholly or in part without material injury to the freehold of the Premises (all of the foregoing together with replacements and additions thereto are referred to herein as "Improvements"); and

            (b) all compensation, awards, damages, rights of action and proceeds, including interest thereon and/or the proceeds of any policies of insurance therefor, arising out of or relating to a (i) taking or damaging of the Premises or Improvements thereon by reason of any public or private improvement, condemnation proceeding (including change of grade), sale or transfer in lieu of condemnation, or fire, earthquake or other casualty, or (ii) any injury to or decrease in the value of the Premises or the Improvements for any reason whatsoever;

            (c) return premiums or other payments upon any insurance any time provided for the benefit of or naming Mortgagee, and refunds or rebates of taxes or assessments on the Premises;

            (d) all the right, title and interest of Mortgagor in, to and under all written and oral leases and rental agreements (including extensions, renewals and subleases; all of the foregoing shall be referred to collectively herein as the "Leases") now or hereafter affecting the Premises including, without limitation, all rents, issues, profits and other revenues and income therefrom and from the renting, leasing or bailment of Improvements and equipment, all guaranties of tenants' performance under the Leases, and all rights and claims of any kind that Mortgagor may have against any tenant under the Leases or in connection with the termination or rejection of the Leases in a bankruptcy or insolvency proceeding; and the leasehold estate in the event this Instrument is on a leasehold;

            (e) plans, specifications, contracts and agreements relating to the design or construction of the Improvements; Mortgagor's rights under any payment, performance, or other bond in connection with the design or construction of the Improvements; all landscaping and construction materials, supplies, and equipment used or to be used or consumed in connection with construction of the Improvements, whether stored on the Premises or at some other location; and contracts, agreements, and purchase orders with contractors, subcontractors, suppliers, and materialmen incidental to the design or construction of the Improvements;

            (f) all contracts, accounts, rights, claims or causes of action pertaining to or affecting the Premises or the Improvements, including, without limitation, all options or contracts to acquire other property for use in connection with operation or development of the Premises or Improvements, management contracts, service or supply contracts, deposits, bank accounts, general intangibles (including without limitation trademarks, trade names and symbols), permits, licenses, franchises and certificates, and all commitments or agreements, now or hereafter in existence, intended by the obligor thereof to provide Mortgagor with proceeds to satisfy the loan evidenced hereby or improve the Premises or Improvements, and the right to receive all proceeds due under such commitments or agreements including refundable deposits and fees;

            (g) all books, records, surveys, reports and other documents related to the Premises, the Improvements, the Leases, or other items of collateral described herein; and

            (h) all additions, accessions, replacements, substitutions, proceeds and products of the real and personal property, tangible and intangible, described herein.

      All of the foregoing described collateral is exclusive of any furniture, furnishings or trade fixtures owned and supplied by tenants of the Premises. The Premises, the Improvements, the Leases and all of the rest of the foregoing property are herein referred to as the "Property."

      THIS MORTGAGE IS MADE UPON THE STATUTORY CONDITIONS, FOR ANY EACH OF WHICH MORTGAGEE SHALL HAVE THE STATUTORY POWER OF SALE.

      TO HAVE AND TO HOLD the Property and all parts, rights, members and appurtenances thereof to the use, benefit and behoof of Mortgagee and its successors and assigns in fee simple forever.

      TO SECURE TO Mortgagee (a) the repayment of the indebtedness evidenced by Mortgagor 's note dated of even date herewith in the principal sum of TEN MILLION AND NO/100 DOLLARS ($10,000,000.00), with interest thereon as set forth in the note, and all renewals, extensions and modifications thereof (herein the "Note"), and with a final maturity date of January 1, 2016; (b) the repayment of any future advances, with interest thereon, made by Mortgagee to Mortgagor pursuant to Section 30 hereof (herein "Future Advances"); (c) the payment of all other sums, with interest thereon, advanced in accordance herewith to protect the security of this Instrument or to fulfill any of Mortgagor's obligations hereunder or under the other Loan Documents (as defined below); (d) the performance of the covenants and agreements of Mortgagor contained herein or in the other Loan Documents; and (e) the repayment of all sums now or hereafter owing to Mortgagee by Mortgagor pursuant to any instrument which recites that it is secured hereby. The indebtedness and obligations described in clauses (a)-(e) above are collectively referred to herein as the "Indebtedness." The Note, this Instrument, and all other documents evidencing, securing or guarantying the Indebtedness (except any-Certificate and Indemnity Agreement Regarding Hazardous Substances), as the same may be modified or amended from time to time, are referred to herein as the "Loan Documents." The terms of the Note secured hereby may provide that the interest rate or payment terms or balance due may be indexed, adjusted, renewed, or renegotiated from time to time, and this Instrument shall continue to secure the Note notwithstanding any such indexing, adjustment, renewal or renegotiation.

      PROVIDED, ALWAYS, that if Mortgagor shall pay unto Mortgagee the Indebtedness and if Mortgagor shall duly, promptly and fully perform, discharge, execute, effect, complete and comply with and abide by each and every of the stipulations, agreements, conditions and covenants of the Note and this Instrument, then this Instrument and all assignments contained herein and liens created hereby shall cease and be null and void; otherwise to remain in full force and effect.

      Mortgagor represents and warrants that Mortgagor has good, marketable and insurable title to, and has the right to grant, convey and assign an indefeasible fee simple estate in, the Premises, Improvements, rents and leases (or, if this Instrument is on a leasehold, good, marketable and insurable title to, and the right to convey the leasehold estate and that the ground lease is in full force and effect without modification except as noted above and without default on the part of either lessor or lessee thereunder), that the Property is unencumbered except as disclosed in writing to and approved by Mortgagee prior to the date hereof, and that Mortgagor will warrant and forever defend unto Mortgagee the title to the Property against all claims and demands, subject only to the permitted exceptions set forth in Exhibit B attached hereto.

      This conveyance is intended to constitute a security agreement as required under the Uniform Commercial Code as enacted in the Commonwealth of Massachusetts. Debtor's and Secured Party's address and the location of the collateral are set forth on page one (1) hereof.

      Mortgagor represents, warrants, covenants and agrees for the benefit of Mortgagee as follows:

            1. PAYMENT OF PRINCIPAL AND INTEREST Mortgagor shall promptly pay when due the principal of and interest on the Indebtedness, any prepayment and other charges provided in the Loan Documents and all other sums secured by this Instrument.

            2. FUNDS FOR TAXES. INSURANCE AND OTHER CHARGES. At Mortgagee's sole option at any time after the occurrence of an Event of Default (hereinafter defined) Mortgagor shall pay in addition to each monthly payment on the Note, one-twelfth of the annual real estate taxes, insurance premiums, assessments, water and sewer rates, ground rents and other charges (herein "Impositions") payable with respect to the Property (as reasonably estimated by Mortgagee in its sole discretion), to be held by Mortgagee without interest to Mortgagor, for the payment of such obligations.

      If the amount of such additional payments held by Mortgagee ("Funds") at the time of the annual accounting thereof shall exceed the amount deemed necessary by Mortgagee to provide for the payment of Impositions as they fall due, such excess shall be at Mortgagor's option, either repaid to Mortgagor or credited to Mortgagor on the next monthly installment or installments of Funds due. If at any time the amount of the Funds held by Mortgagee shall be less than the amount deemed necessary by Mortgagee to pay Impositions as they fall due, Mortgagor shall pay to Mortgagee any amount necessary to make up the deficiency within thirty (30) days after notice from Mortgagee to Mortgagor requesting payment thereof.

      Upon Mortgagor's breach of any covenant or agreement of Mortgagor in this Instrument, Mortgagee may apply, in any amount and in any order as Mortgagee shall determine in Mortgagee's sole discretion, any Funds held by Mortgagee at the time of application (i) to pay Impositions which are now or will hereafter become due, or (ii) as a credit against sums secured by this Instrument. Upon payment in frill of all sums secured by this Instrument, Mortgagee shall refund to Mortgagor any Funds held by Mortgagee.

            3. APPLICATION OF PAYMENTS. Unless applicable law provides otherwise, each complete installment payment received by Mortgagee from Mortgagor under the Note or this Instrument shall be applied by Mortgagee first in payment of amounts payable to Mortgagee by Mortgagor under Section 2 hereof, then to interest payable on the Note, then to principal of the Note, and then to interest and principal on any Future Advances in such order as Mortgagee, at Mortgagee's sole discretion, shall determine. Upon Mortgagor's breach of any covenant or agreement of Mortgagor in this Instrument, Mortgagee may apply, in any amount and in any order as Mortgagee shall determine in Mortgagee's sole discretion, any payments received by Mortgagee under the Note or this Instrument. Any partial payment received by Mortgagee shall, at Mortgagee's option, be held in a non-interest bearing account until Mortgagee receives funds sufficient to equal a complete installment payment.

            4. CHARGES. LIENS. Mortgagor shall pay all Impositions attributable to the Property in the manner provided under Section 2 hereof or, if not paid in such manner, by Mortgagor making payment, when due, directly to the payee thereof, or in such other manner as Mortgagee may designate in writing. If requested by Mortgagee, Mortgagor shall promptly furnish to Mortgagee all notices of Impositions which become due, and in the event Mortgagor shall make payment directly, Mortgagor shall promptly furnish to Mortgagee receipts evidencing such payments. Mortgagor shall promptly discharge any lien which has, or may have, priority over or equality with, the lien of this Instrument. Without Mortgagee's prior written permission, Mortgagor shall not allow any lien inferior to this Instrument to be perfected against the Property. If any lien inferior to this Instrument is filed against the Property without Mortgagee's prior written permission and without the consent of Mortgagor, Mortgagor shall, within sixty (60) days after receiving notice of the filing of such lien, either (a) cause such lien to be released of record and deliver evidence of such release to Mortgagee or (b) deliver to Mortgagee a bond in form, in an amount and issued by a surety acceptable to Mortgagee, and which bond operates to release the Property from the claim evidenced by such lien.

            5. INSURANCE. Mortgagor shall obtain and maintain the following types of insurance upon and relating to the Property:

                  (a) "All Risk" property and fire insurance (with extended coverage endorsement including malicious mischief and vandalism) in an amount not less than the full replacement value of the Property (with a deductible not to exceed $50,000 and with co-insurance limited to a maximum of 10% of the amount of the policy), naming Mortgagee under a lender's loss payee endorsement (form 438BFU or equivalent) and including agreed amount, inflation guard, replacement cost and waiver of subrogation endorsements;

                  (b) Comprehensive general liability insurance in an amount not less than $2,000,000.00 insuring against personal injury, death and property damage and naming Mortgagee as additional insured;

                  (c) Business interruption insurance covering loss of rental or other income (including all expenses payable by tenants) for up to twelve (12) months; and

                  (d) Such other types of insurance or endorsements to existing insurance as may be reasonably required from time to time by Mortgagee.

      Upon each reasonable request of Mortgagee, Mortgagor shall increase the coverages under any of the insurance policies required to be maintained hereunder or otherwise modify such policies in accordance with Mortgagee's request. All of the insurance policies required hereunder shall be issued by corporate insurers licensed to do business in the state in which the Property is located and rated A:X or better by AM. Best Company, and shall be in form acceptable to Mortgagee. If and to the extent that the Property is located within an area that has been or is hereafter designated or identified as an area having special flood hazards by the Department of Housing and Urban Development or such other official as shall from time to time be authorized by federal or state law to make such designation pursuant to any national or state program of flood insurance, Mortgagor shall carry flood insurance with respect to the Property in amounts not less than the maximum limit of coverage then available with respect to the Property or the amount of the Indebtedness, whichever is less. Certificates of all insurance required to be maintained hereunder shall be delivered to Mortgagee, along with evidence of payment in full of all premiums required thereunder, contemporaneously with Mortgagor's execution of this Instrument. All such certificates shall be in form acceptable to Mortgagee and shall require the insurance company to give to Mortgagee at least thirty (30) days' prior written notice before canceling the policy for any reason or materially amending it. Certificates evidencing all renewal and substitute policies of insurance shall be delivered to Mortgagee, along with evidence of the payment in full of all premiums required thereunder, at least fifteen (15) days before termination of the policies being renewed or substituted. If any loss shall occur at any time after an Event of Default occurs hereunder, Mortgagee shall be entitled to the benefit of all insurance policies held or maintained by Mortgagor, to the same extent as if same had been made payable to Mortgagee, and upon foreclosure hereunder, Mortgagee shall become the owner thereof Mortgagee shall have the right, but not the obligation, to make premium payments, at Mortgagor's expense, to prevent any cancellation, endorsement, alteration or reissuance of any policy of insurance maintained by Mortgagor, and such payments shall be accepted by the insurer to prevent same.

      If any act or occurrence of any kind or nature (including any casualty for which insurance was not obtained or obtainable) shall result in damage to or destruction of the Property (such event being called a "Loss"), Mortgagor will give prompt written notice thereof to Mortgagee. All insurance proceeds paid or payable in connection with any Loss shall be paid to Mortgagee. If(i) no Event of Default has occurred and is continuing hereunder, (ii) Mortgagor provides evidence satisfactory to Mortgagee of its ability to pay all amounts becoming due under the Note during the pendency of any restoration or repairs to or replacement of the Property,
(iii) the available insurance proceeds are, in Mortgagee's reasonable judgment, sufficient to fully and completely restore, repair or replace the Property and (iv) Mortgagor provides evidence satisfactory to Mortgagee that none of the tenants of the Property will terminate their lease agreements as a result of either the Loss or the repairs to or replacement of the Property, Mortgagor shall have the right to apply all insurance proceeds received in connection with such Loss either (a) to restore, repair, replace and rebuild the Property as nearly as possible to its value, condition and character immediately prior to such Loss, or (b) to the payment of the Indebtedness in such order as Mortgagee may elect. If an Event of Default has occurred and is continuing hereunder at the time of such Loss, if Mortgagee determines that Mortgagor will be unable to pay all amounts becoming due under the Note during the pendency of any restoration or repairs to or replacement of the Property, if the available insurance proceeds are insufficient, in Mortgagee's reasonable judgment, to fully and completely restore, repair or replace the Property or if Mortgagee reasonably believes that one or more tenants of the Property will terminate their lease agreements as a result of either the Loss or the repairs to or replacement of the Property, then all of the insurance proceeds payable with respect to such Loss will be applied to the payment of the Indebtedness, or if so instructed by Mortgagee, Mortgagor will promptly, at Mortgagor's sole cost and expense and regardless of whether sufficient insurance proceeds shall be available, commence to restore, repair, replace and rebuild the Property as nearly as possible to its value, condition, character immediately prior to such Loss. Mortgagor shall diligently prosecute any restoration, repairs or replacement of the Property undertaken by or on behalf of Mortgagor pursuant to this Section 5. All such work shall be conducted pursuant to written contracts reasonably approved by Mortgagee in writing. Notwithstanding anything contained herein to the contrary, in the event the insurance proceeds received by Mortgagee following any Loss are insufficient in Mortgagee's reasonable judgment to fully and completely restore, repair or replace the Property, and if Mortgagor has complied with all of the other conditions described in this
Section 5, Mortgagor may elect to restore, repair or replace the Property if it first deposits with Mortgagee such additional sums as Mortgagee determines are necessary in order to fully and completely restore, repair or replace the Property. In the event any insurance proceeds remain following the restoration, repair or replacement of the Property, such proceeds shall be applied to the Indebtedness in such order as Mortgagee may elect and any remaining balance shall be paid to Mortgagor.

            6. PRESERVATION AND MAINTENANCE OF PROPERTY; LEASEHOLDS. Mortgagor (a) shall not commit waste or permit impairment or deterioration of the Property, (b) shall not abandon the Property,
      (c) shall restore or repair promptly and in a good and workmanlike manner all or any part of the Property to the equivalent of its original condition, or such other condition as Mortgagee may approve in writing, in the event of any damage, injury or loss thereto, whether or not insurance proceeds are available to cover in whole or in part the costs of such restoration or repair (subject to Mortgagee making any insurance proceeds payable as a result of such damage, injury or loss available for such restoration or repair), (d) shall keep the Property, including all improvements, fixtures, equipment, machinery and appliances thereon, in good repair and shall replace fixtures, equipment, machinery and appliances on the Property when necessary to keep such items in good repair, (e) shall comply with all laws, ordinances, regulations and requirements of any governmental body applicable to the Property, (f) if all or part of the Property is for rent or lease, then Mortgagee, at its option after the occurrence of an Event of Default, may require Mortgagor to provide for professional management of the Property by a property manager satisfactory to Mortgagee pursuant to a contract approved by Mortgagee in writing, unless such requirement shall be waived by Mortgagee in writing, and (g) shall give notice in writing to Mortgagee of and, unless otherwise directed in writing by Mortgagee, appear in and defend any action or proceeding purporting to affect the Property, the security of this Instrument or the rights or powers of Mortgagee hereunder. Neither Mortgagor nor any tenant or other person, without the written approval of Mortgagee, shall remove, demolish or alter any improvement now existing or hereafter erected on the Property or any fixture, equipment, machinery or appliance in or on the Property except when incident to the replacement of fixtures, equipment, machinery and appliances with items of like kind.

      Mortgagor represents, warrants and covenants that the Property is and shall be in compliance with the Americans with Disabilities Act of 1990 and all of the regulations promulgated thereunder, as the same may be amended from time to time.

            7. USE OF PROPERTY. Unless required by applicable law or unless Mortgagee has otherwise agreed in writing, Mortgagor shall not allow changes in the use for which all or any part of the Property was intended at the time this Instrument was executed. Mortgagor shall not, without Mortgagee's prior written consent, (i) initiate or acquiesce in a change in the zoning classification (including any variance under any existing zoning ordinance applicable to the Property), (ii) permit the use of the Property to become a non-conforming use under applicable zoning ordinances, (iii) file any subdivision or parcel map affecting the Property, or (iv) amend, modify or consent to any easement or covenants, conditions and restrictions pertaining to the Property.

            8. PROTECTION OF MORTGAGEE'S SECURITY. If Mortgagor fails to perform any of the covenants and agreements contained in this Instrument, or if any action or proceeding is commenced which affects the Property or title thereto or the interest of Mortgagee therein, including, but not limited to, eminent domain, insolvency, code enforcement, or arrangements or proceedings involving a bankrupt or decedent, then Mortgagee at Mortgagee's option may make such appearances, disburse such sums and take such action as Mortgagee deems necessary, in its sole discretion, to protect Mortgagee's interest, including, but not limited to, (i) disbursement of attorneys' fees, (ii) entry upon the Property to make repairs, (iii) procurement of satisfactory insurance as provided in Section 5 hereof, and (iv) if this Instrument is on a leasehold, exercise of any option to renew or extend the ground lease on behalf of Mortgagor and the curing of any default of Mortgagor in the terms and conditions of the ground lease.

      Any amounts disbursed by Mortgagee pursuant to this Section 8, with interest thereon, shall become additional Indebtedness of Mortgagor secured by this Instrument. Unless Mortgagor and Mortgagee agree to other terms of payment, such amounts shall be immediately due and payable and shall bear interest from the date of disbursement at the highest rate which may be collected from Mortgagor under applicable law or, at Mortgagee's option, the rate stated in the Note. Mortgagor hereby covenants and agrees that Mortgagee shall be subrogated to the lien of any mortgage or other lien discharged, in whole or in part, by the Indebtedness. Nothing contained in this Section 8 shall require Mortgagee to incur any expense or take any action hereunder.

            9. INSPECTION. Mortgagee may make or cause to be made reasonable entries upon the Property to inspect the interior and exterior thereof at all reasonable times.

            10. FINANCIAL DATA. Mortgagor will furnish to Mortgagee within ninety (90) days after the close of each calendar year, (i) a balance sheet and a profit and loss statement for the immediately preceding calendar year prepared in accordance with generally accepted accounting principles and practices consistently applied and, if Mortgagee so requires after the occurrence of an Event of Default, accompanied by the annual audit report of an independent certified public accountant reasonably acceptable to Mortgagee, (ii) an operating statement for the immediately preceding calendar year together with a complete rent roll and other supporting data reflecting all material information with respect to the operation of the Property and Improvements during the period covered thereby, and
      (iii) all other financial information and reports that Mortgagee may from time to time reasonably request, including, if Mortgagee so requires, income tax returns of Mortgagor and financial statements of any tenant of the Property designated by Mortgagee.

            11. CONDEMNATION. If the Property, or any part thereof, shall be condemned for any reason, including, without limitation, fire or earthquake damage, or otherwise taken for public or quasi-public use under the power of eminent domain, or be transferred in lieu thereof, all damages or other amounts awarded for the taking of, or injury to, the Property shall be paid to Mortgagee, and Mortgagee shall have the right, in its sole and absolute discretion, to apply the amounts so received against (a) the costs and expenses of Mortgagee or Trustee, including reasonable attorneys fees incurred in connection with collection of such amounts, and (b) the balance against the Indebtedness; provided, however, that if(i) no Event of Default shall have occurred and be continuing hereunder, (ii) Mortgagor provides evidence satisfactory to Mortgagee of its ability to pay all amounts becoming due under the Note during the pendency of any restoration or repairs to or replacement of the Property, (iii) Mortgagee determines, in its sole discretion, that the proceeds of such award are sufficient to restore, repair, replace and rebuild the Property as nearly as possible to its value, condition and character immediately prior to such taking (or, if the proceeds of such award are insufficient for such purpose, if Mortgagor provides additional sums to Mortgagee's satisfaction so that the aggregate of such sums and the proceeds of such award will be sufficient for such purpose), and (iv) Mortgagor provides evidence satisfactory to Mortgagee that, as a result of either the condemnation or taking or the repairs to or replacement of the Property, none of the tenants of the Property will terminate their lease agreements, then the proceeds of such award, together with additional sums provided by Mortgagor, shall be placed in a separate account for the benefit of Mortgagee and Mortgagor to be used to restore, repair, replace and rebuild the Property as nearly as possible to its value, condition and character immediately prior to such taking. All work to be performed in connection therewith shall be pursuant to a written contract therefor, which contract shall be subject to the prior approval of Mortgagee. To the extent that any funds remain after the Property has been so restored and repaired, the same shall be applied against the Indebtedness in such order as Mortgagee may elect. To enforce its rights hereunder, Mortgagee shall be entitled to participate in and control any condemnation proceedings and to be represented therein by counsel of its own choice, and Mortgagor will deliver, or cause to be delivered to Mortgagee such instruments as may be requested by Mortgagee from time to time to permit such participation. In the event Mortgagee, as a result of any such judgment, decree or award, believes that the payment or performance of any of the Indebtedness is or shall be impaired, Mortgagee may declare all of the Indebtedness immediately due and payable.

            12. MORTGAGOR AND LIEN NOT RELEASED. From time to time, Mortgagee may, at Mortgagee's option, without giving notice to or obtaining the consent of Mortgagor, Mortgagor's successors or assigns or of any junior lienholder, without liability on Mortgagee's part and notwithstanding Mortgagor's breach of any covenant or agreement of Mortgagor in this Instrument, extend the time for payment of the Indebtedness or any part thereof, reduce the payments thereon, release anyone liable on any of the Indebtedness, accept an extension or modification or renewal note or notes therefor, modify the terms and time of payment of the Indebtedness, release from the lien of this Instrument any part of the Property, take or release other or additional security, reconvey any part of the Property, consent to any map or plan of the Property, consent to the granting of any easement, join in any extension or subordination agreement, and agree in writing with Mortgagor to modify the rate of interest or period of amortization of the Note or decrease the amount of the monthly installments payable thereunder. Any actions taken by Mortgagee pursuant to the terms of this Section 12 shall not affect the obligation of Mortgagor or Mortgagor's successors or assigns to pay the sums secured by this Instrument and to observe the covenants of Mortgagor contained herein and shall not affect the lien or priority of the lien hereof on the Property. Mortgagor shall pay Mortgagee a service charge, together with such title insurance premiums and attorneys' fees as may be incurred at Mortgagee's option, for any such action if taken at Mortgagor's request.

            13. FORBEARANCE BY MORTGAGEE NOT A WAIVER. Any forbearance by Mortgagee in exercising any right or remedy hereunder, or otherwise afforded by applicable law, shall not be a waiver of or preclude the exercise of any other right or remedy. The acceptance by Mortgagee of payment of any sum secured by this Instrument after the due date of such payment shall not be a waiver of Mortgagee's right to either require prompt payment when due of all other sums so secured or to declare a default for failure to make prompt payment. The procurement of insurance or the payment of taxes or other liens or charges by Mortgagee shall not be a waiver of Mortgagee's right to accelerate the maturity of the Indebtedness secured by this Instrument, nor shall Mortgagee's receipt of any awards, proceeds or damages under Sections 5 and 11 hereof operate to cure or waive Mortgagor's default in payment of sums secured by this Instrument.

            14. UNIFORM COMMERCIAL CODE SECURITY AGREEMENT. This Instrument is intended to be a security agreement pursuant to the Uniform Commercial Code for any of the items specified above as part of the Property which, under applicable law, may be subject to a security interest pursuant to the Uniform Commercial Code, and Mortgagor hereby grants and conveys to Mortgagee a first and prior security interest in all of the Property that constitutes personalty, whether now owned or hereafter acquired. Mortgagor agrees that Mortgagee may file this Instrument, or a reproduction thereof, in the real estate records or other appropriate index, as a financing statement for any of the items specified above as part of the Property. Any reproduction of this Instrument or of any other security agreement or financing statement shall be sufficient as a financing statement. In addition, Mortgagor agrees to execute and deliver to Mortgagee, upon Mortgagee's request, any financing statements, as well as extensions, renewals and amendments thereof, and reproductions of this Instrument in such form as Mortgagee may require to perfect a security interest with respect to the foregoing items. Mortgagor shall pay all costs of filing such financing statements and any extensions, renewals, amendments and releases thereof, and shall pay all costs and expenses of any record searches for financing statements Mortgagee may require. Without the prior written consent of Mortgagee, Mortgagor shall not create or suffer to be created pursuant to the Uniform Commercial Code any other security interest in said items, including replacements and additions thereto. Upon Mortgagor's breach of any covenant or agreement of Mortgagor contained in this Instrument, including the covenants to pay when due all sums secured by this Instrument, Mortgagee shall have the remedies of a secured party under the Uniform Commercial Code, and Mortgagee may also invoke the remedies provided in Section 26 of this Instrument as to such items. In exercising any of said remedies Mortgagee may proceed against the items of real property and any items of personal property specified above separately or together and in any order whatsoever, without in any way affecting the availability of Mortgagee's remedies under the Uniform Commercial Code or of the remedies provided in Section 26 of this Instrument. Within ten (10) days following any request therefor by Mortgagee, Mortgagor shall prepare and deliver to Mortgagee a written inventory specifically listing all of the personal property covered by the security interest herein granted, which inventory shall be certified by Mortgagor as being true, correct, and complete.

            15. LEASES OF THE PROPERTY. As used in this Section 15, the word "Lease" shall include subleases if this Instrument is on a leasehold and shall also include the lease. Mortgagor shall comply with and observe Mortgagor's obligations as landlord under all Leases of the Property or any part thereof All Leases now or hereafter entered into will be in form and substance subject to the approval of Mortgagee. All Leases of the Property shall specifically provide that such Leases are subordinate to this Instrument; that the tenant attorns to Mortgagee, such attornment to be effective upon Mortgagee's acquisition of title to the Property; that the tenant agrees to execute such further evidences of attornment as Mortgagee may from time to time request; that the attornment of the tenant shall not be terminated by foreclosure; and that Mortgagee may, at Mortgagee's option, accept or reject such attornments. Mortgagor shall not, without Mortgagee's written consent, request or consent to the subordination of any Lease of all or any part of the Property to any lien subordinate to this Instrument. If Mortgagor becomes aware that any tenant proposes to do, or is doing, any act or thing which may give rise to any right of set-off against rent, Mortgagor shall
      (i) take such steps as shall be reasonably calculated to prevent the accrual of any right to a set-off against rent, (ii) immediately notify Mortgagee thereof in writing and of the amount of said set-offs, and (iii) within ten (10) days after such accrual, reimburse the tenant who shall have acquired such right to set-off or take such other steps as shall effectively discharge such setoff and as shall assure that rents thereafter due shall continue to be payable without set-off or deduction. Upon Mortgagee's receipt of notice of the occurrence of any default or violation by Mortgagor of any of its obligations under the Leases, Mortgagee shall have the immediate right, but not the duty or obligation, without prior written notice to Mortgagor or to any third party, to enter upon the Property and to take such actions as Mortgagee may deem necessary to cure the default or violation by Mortgagor under the Leases. The reasonable, out-of-pocket costs incurred by Mortgagee in taking any such actions pursuant to this paragraph shall become part of the Indebtedness, shall bear interest at the rate provided in the Note, and shall be payable by Mortgagor to Mortgagee on demand Mortgagee shall have no liability to Mortgagor or to any third party for any actions taken by Mortgagee or not taken pursuant to this paragraph.

            16. REMEDIES CUMULATIVE. Each remedy provided in this Instrument is distinct and cumulative to all other rights or remedies under this Instrument or afforded by law or equity, and may be exercised concurrently, independently, or successively, in any order whatsoever.

            17. TRANSFERS OF THE PROPERTY OR BENEFICIAL INTERESTS IN MORTGAGOR; ASSUMPTION. Mortgagee may, at its option, declare all sums secured by this Instrument to be immediately due and payable, and Mortgagee may invoke any remedies permitted by Section 26 of this Instrument, if title to the Property is changed without the prior written consent of Mortgagee, which consent shall be at Mortgagee's sole discretion. Any transfer of any interest in the Property or in the income therefrom, by sale, lease (except for leases to tenants in the ordinary course of managing income producing property which are approved by Mortgagee pursuant to Section 15 of this Instrument), contract, mortgage, deed of trust, further encumbrance or otherwise (including any such transfers as security for additional financing of the Property), and any change in or transfer, assignment, hypothecation or pledge of any of the ownership interests in Mortgagor (including any change in or transfer, assignment, hypothecation or pledge of any of the ownership interests of any legal entities which comprise or control Mortgagor), except transfers and changes in ownership by devise or descent, shall be considered a change of title. Mortgagee shall have the right to condition its consent to any proposed sale or transfer described in this Section 17 upon, among other things, Mortgagee's approval of the transferee's creditworthiness and management ability, and the transferee's execution, prior to the sale or transfer, of a written assumption agreement containing such terms as Mortgagee may require, including, if required by Mortgagee, the imposition of a transfer fee of one percent (1%) of the then outstanding balance of the Indebtedness. Consent by Mortgagee to one transfer of the Property shall not constitute consent to subsequent transfers or waiver of the provisions of this Section 17. No transfer by Mortgagor shall relieve Mortgagor of liability for payment of the Indebtedness.

            18. NOTICE. Except for any notice required under applicable law to be given in another manner, any and all notices, elections, demands, or requests permitted or required to be made under this Instrument or under the Note shall be in writing, signed by the party giving such notice, election, demand or request, and shall be delivered personally, or sent by registered, certified, or Express United States mail, postage prepaid, or by Federal Express or similar service requiring a receipt, to the other party at the address stated above, or to such other party and at such other address within the United States of America as any party may designate in writing as provided herein. The date of receipt of such notice, election, demand or request shall be the earliest of(i) the date of actual receipt,
      (ii) one (1) business day after the date of mailing by Express Mail or the delivery (for redelivery) to Federal Express or another similar nationally recognized service requiring a receipt (if sent for overnight, next day delivery), or (iii) the date of personal delivery (or refusal upon presentation for delivery).

            19. SUCCESSORS AND ASSIGNS BOUND; JOINT AND SEVERAL LIABILITY; AGENTS; CAPTIONS. The covenants and agreements herein contained shall bind, and the rights hereunder shall inure to, the respective heirs, successors and assigns of Mortgagee and Mortgagor, subject to the provisions of Section 17 hereof In exercising any rights hereunder or taking any actions provided for herein, Mortgagee may act through its employees, agents or independent contractors as authorized by Mortgagee. The captions and headings of the sections of this Instrument are for convenience only and are not to be used to interpret or define the provisions hereof.

            20. WAIVER OF STATUTE OF LIMITATIONS. Mortgagor hereby waives the right to assert any statute of limitations as a bar to the enforcement of the lien of this Instrument or to any action brought to enforce the Note or any other obligation secured by this Instrument.

            21. WAIVER OF MARSHALING. Notwithstanding the existence of any other security interests in the Property held by Mortgagee or by any other party, Mortgagee shall have the right to determine the order in which any or all of the Property shall be subjected to the remedies provided herein. Mortgagee shall have the right to determine the order in which any or all portions of the Indebtedness secured hereby are satisfied from the proceeds realized upon the exercise of the remedies provided herein. Mortgagor, any party who consents to this Instrument and any party who now or hereafter acquires a security interest in the Property and who has actual or constructive notice hereof hereby waives any and all right to require the marshaling of assets in connection with the exercise of any of the remedies permitted by applicable law or provided herein.

            22. HAZARDOUS WASTE. Mortgagor has furnished to Mortgagee an Environmental Site Assessment Relative to the Release of Oil or Hazardous Materials dated November 17, 2000, prepared by Gale Associates, Inc. and an undated Environmental Questionnaire (collectively, the "Report"). Except as disclosed to Mortgagee in the Report, Mortgagor has received no notification of any kind suggesting that the Property or any adjacent property is or may be contaminated with any hazardous waste or materials or is or may be required to be cleaned up in accordance with any applicable law or regulation; and Mortgagor further represents and warrants that, except as previously disclosed to Mortgagee in writing, to the best of its knowledge as of the date hereof, there are no hazardous waste or materials located in, on or under the Property or any adjacent property or incorporated in any Improvements, nor has the Property or any adjacent property ever been used as a landfill or a waste disposal site, or a manufacturing, handling, storage, distribution or disposal facility for hazardous waste or materials. As used herein, the term "hazardous waste or materials" includes any substance or material defined in or designated as hazardous or toxic wastes, hazardous or toxic material, a hazardous, toxic or radioactive substance, or other similar term, by any federal, state or local statute, regulation or ordinance now or hereafter in effect. Mortgagor shall promptly comply with all statutes, regulations and ordinances, and with all orders, decrees or judgments of governmental authorities or courts having jurisdiction, relating to the use, collection, treatment, disposal, storage, control, removal or cleanup of hazardous waste or materials in, on or under the Property or any adjacent property, or incorporated in any Improvements, at Mortgagor's expense. In the event that Mortgagee at any time has a reasonable belief that hazardous waste or materials at levels requiring reporting and/or remediation under applicable laws are present on the Property, or that Mortgagor has violated any applicable environmental law with respect to the Property, then promptly upon request by Mortgagee, Mortgagor shall obtain and furnish to Mortgagee, at Mortgagors sole cost and expense, an environmental audit and inspection of the Property from an expert satisfactory to Mortgagee. In the event that Mortgagor fails to promptly obtain such audit or inspection, Mortgagee or its agents may perform or obtain such audit or inspection at Mortgagor's sole cost and expense. Following the occurrence of an Event of Default, Mortgagee may, but is not obligated to, enter upon the Property and take such actions and incur such costs and expenses to effect such compliance as it deems advisable to protect its interest in the Property; and whether or not Mortgagor has actual knowledge of the existence of hazardous waste or materials on the Property or any adjacent property as of the date hereof, Mortgagor shall reimburse Mortgagee as provided in Section 23 below for the full amount of all reasonable, out-of-pocket costs and expenses incurred by Mortgagee prior to Mortgagee acquiring title to the Property through foreclosure or acceptance of a deed in lieu of foreclosure, in connection with such compliance activities. Neither this provision nor any of the other Loan Documents shall operate to put Mortgagee in the position of an owner of the Property prior to any acquisition of the Property by Mortgagee. The rights granted to Mortgagee herein and in the other Loan Documents are granted solely for the protection of Mortgagee's lien and security interest covering the Property, and do not grant to Mortgagee the right to control Mortgagor's actions, decisions or policies regarding hazardous waste or materials.

            23. ADVANCES, COSTS AND EXPENSES. Mortgagor shall pay within ten (10) days after written demand from Mortgagee all sums advanced by Mortgagee and all costs and expenses incurred by Mortgagee in taking any actions pursuant to the Loan Documents including attorneys' fees and disbursements, reasonable accountants' fees, reasonable appraisal and inspection fees and the costs for title reports together with interest thereon at the rate applicable under the Note after an Event of Default from the date such costs were advanced or incurred. All such costs and expenses incurred by Mortgagee, and advances made, shall constitute advances under this Instrument to protect the Property and shall be secured by and have the same priority as the lien of this Instrument. If Mortgagor fails to pay any such advances, costs and expenses and interest thereon, Mortgagee may apply any undisbursed loan proceeds to pay the same, and, without foreclosing the lien of this Instrument, may at its option commence an independent action against Mortgagor for the recovery of the costs, expenses and/or advances, with interest, together with costs of suit, costs of title reports and guaranty of title, disbursements of counsel and reasonable attorneys' fees incurred therein or in any appeal therefrom.

            24. ASSIGNMENT OF LEASES AND RENTS. Mortgagor, for good and valuable consideration, the receipt of which is hereby acknowledged, to secure the Indebtedness, does hereby absolutely and unconditionally grant, bargain, sell, transfer, assign, convey, set over and deliver unto Mortgagee all right, title and interest of Mortgagor in, to and under the Leases of the Property, whether now in existence or hereafter entered into, and all guaranties, amendments, extensions and renewals of said Leases and any of them, and all rents, income and profits which may now or hereafter be or become due or owing under the Leases, and any of them, or on account of the use of the Property.

      Mortgagor represents, warrants, covenants and agrees with Mortgagee as follows:

            (a) The sole ownership of the entire lessor's interest in the Leases is vested in Mortgagor, and Mortgagor has not, and shall not, perform any acts or execute any other instruments which might prevent Mortgagee from fully exercising its rights with respect to the Leases under any of the terms, covenants and conditions of this Instrument.

            (b) The Leases are and shall be valid and enforceable in accordance with their terms and have not been and shall not be altered, modified, amended, terminated, canceled, renewed or surrendered except as approved in writing by Mortgagee. The terms and conditions of the Leases have not been and shall not be waived in any manner whatsoever except as approved in writing by Mortgagee.

            (c) Mortgagor shall not materially alter the term or the amount of rent payable under any Lease without prior written notice to Mortgagee and Mortgagee's consent, which shall not be unreasonably withheld.

            (d) To the best of Mortgagor's knowledge, there are no defaults now existing under any of the Leases and there exists no state of facts which, with the giving of notice or lapse of time or both, would constitute a default under any of the Leases.

            (e) Mortgagor shall give prompt written notice to Mortgagee of any notice received by Mortgagor claiming that a default has occurred under any of the Leases on the part of Mortgagor, together with a complete copy of any such notice.

            (f) Each of the Leases shall remain in full force and effect irrespective of any merger of the interest of lessor and any lessee under any of the leases.

            (g) Mortgagor will not permit any Lease to become subordinate to any lien other than the lien of this Instrument.
            (h) Mortgagor shall not permit or consent to the assignment by any tenant of its rights under its Lease without the prior written consent of Mortgagee. Without limitation of the foregoing, Mortgagor shall not permit or consent to the filing of any encumbrance against the tenant's interest under any Lease including, without limitation, any leasehold mortgage.

      This assignment is absolute, is effective immediately, and is irrevocable by Mortgagor so long as the Indebtedness remains outstanding. Notwithstanding the foregoing, until a Notice is sent to Mortgagor in writing that an Event of Default has occurred (which notice is hereafter called a "Notice"), Mortgagor may receive, collect and enjoy the rents, income and profits accruing from the Property.

      Upon the occurrence of an Event of Default hereunder, Mortgagee may, at its option, after service of a Notice, receive and collect all such rents, income and profits from the Property as they become due. Mortgagee shall thereafter continue to receive and collect all such rents, income and profits, as long as such default or defaults shall exist, and during the pendency of any foreclosure proceedings.

      Mortgagor hereby irrevocably appoints Mortgagee its true and lawful attorney with power of substitution and with full power for Mortgagee in its own name and capacity or in the name and capacity of Mortgagor, from and after service of a Notice, to demand, collect, receive and give complete acquittances for any and all rents, income and profits accruing from the Property, either in its own name or in the name of Mortgagor or otherwise, which Mortgagee may deem necessary or desirable in order to collect and enforce the payment of the rents, income and profits of and from the Property. Lessees of the Property are hereby expressly authorized and directed, following receipt of a Notice from Mortgagee, to pay any and all amounts due Mortgagor pursuant to the Leases to Mortgagee or such nominee as Mortgagee may designate in a writing delivered to and received by such lessees, and the lessees of the Property are expressly relieved of any and all duty, liability or obligation to Mortgagor in respect of all payments so made.

      Upon the occurrence of any Event of Default, from and after service of a Notice, Mortgagee is hereby vested with full power to use all measures, legal and equitable, deemed by it to be necessary or proper to enforce this Section 24 and to collect the rents, income and profits assigned hereunder, including the right of Mortgagee or its designee, to enter upon the Property, or any part thereof, and take possession of all or any part of the Property together with all personal property, fixtures, documents, books, records, papers and accounts of Mortgagor relating thereto, and Mortgagee may exclude Mortgagor, its agents and servants, wholly therefrom. Mortgagor hereby grants full power and authority to Mortgagee to exercise all rights, privileges and powers herein granted at any and all times after service of a Notice, with full power to use and apply all of the rents and other income herein assigned to the payment of the costs of managing and operating the Property and of any indebtedness or liability of Mortgagor to Mortgagee, including but not limited to the payment of taxes, special assessments, insurance premiums, damage claims, the costs of maintaining, repairing, rebuilding and restoring the improvements on the Property or of making the same rentable, reasonable attorneys' fees incurred in connection with the enforcement of this Instrument, and of principal and interest payments due from Mortgagor to Mortgagee on the Note and this Instrument, all in such order as Mortgagee may determine. Mortgagee shall be under no obligation to exercise or prosecute any of the rights or claims assigned to it hereunder or to perform or carry out any of the obligations of the lessor under any of the Leases and does not assume any of the liabilities in connection with or arising or growing out of the covenants and agreements of Mortgagor in the Leases. It is further understood that the assignment set forth in this
Section 24 shall not operate to place responsibility for the control, care, management or repair of the Property, or parts thereof, upon Mortgagee, nor shall it operate to make Mortgagee liable for the performance of any of the terms and conditions of any of the Leases, or for any waste of the Property by any lessee under any of the Leases, or any other person, or for any dangerous or defective condition of the Property or for any negligence in the management, upkeep, repair or control of the Property resulting in loss or injury or death to any lessee, licensee, employee or stranger.

      Notwithstanding anything contained herein to the contrary, in no event shall this Instrument be deemed to reduce the indebtedness evidenced by the Note by an amount in excess of the actual amount of cash received by Mortgagee under the Leases, whether before, during or after the occurrence of an Event of Default, and Mortgagor acknowledges that in no event shall the Indebtedness be reduced by the value from time to time of the rents, income and profits of or from the Property. In addition, Mortgagee reserves the right, at any time, whether before or after the occurrence of an Event of Default, to recharacterize the assignment in this Section 24 as merely constituting security for the Indebtedness, which recharacterization shall be made by written notice delivered to Mortgagor.

            25. DEFAULT. The following shall each constitute an event of default ("Event of Default"):

                  (a) Failure of or refusal by Mortgagor to pay any portion of the sums secured by this Instrument when due and the continuance of such failure for a period often (10) days after Mortgagee delivers written notice thereof to Mortgagor; or

                  (b) Failure of Mortgagor within the time required by this Instrument to make any payment for taxes, insurance or for reserves for such payments, or any other payment necessary to prevent filing of or discharge of any lien and the continuance of such failure for a period often (10) days after Mortgagee delivers written notice thereof to Mortgagor; or

                  (c) Failure by Mortgagor to observe or perform any of its obligations under any of the Leases; or

                  (d) The Property or any part or interest in the Property is transferred in any maimer whatsoever without the prior written consent of Mortgagee; or

                  (e) If any lease agreement covering all or any portion of the Property is executed by Mortgagor without such execution being conditioned on Mortgagee's written consent; or

                  (f) Filing by Mortgagor of a voluntary petition in bankruptcy or filing by Mortgagor of any petition or answer seeking or acquiescing in any reorganization, arrangement, composition, readjustment, liquidation, or similar relief for itself under any present or future federal, state or other statute, law or regulation relating to bankruptcy, insolvency or other relief for debtors, or the seeking, consenting to, or acquiescing by Mortgagor in the appointment of any trustee, receiver, custodian, conservator or liquidator for Mortgagor, any part of the Property, or any of the income or rents of the Property, or the making by Mortgagor of any general assignment for the benefit of creditors, or the inability of or-failure by Mortgagor to pay its debts generally as they become due, or the insolvency on a balance sheet basis or business failure of Mortgagor, or the making or suffering of a preference within the meaning of federal bankruptcy law or the making of a fraudulent transfer under applicable federal or state law, or concealment by Mortgagor of any of its property in fraud of creditors, or the imposition of a lien upon any of the property of Mortgagor which is not discharged or bonded in the manner permitted by Section 4 of this Instrument, or the giving of notice by Mortgagor to any governmental body of insolvency or suspension of operations; or

                  (g) Filing of a petition against Mortgagor seeking any reorganization, arrangement, composition, readjustment, liquidation, or similar relief under any present or future federal, state or other law or regulation relating to bankruptcy, insolvency or other relief for debts, or the appointment of any trustee, receiver, custodian, conservator or liquidator of Mortgagor, of any part of the Property or of any of the income or rents of the Property, unless such petition shall be dismissed within sixty (60) days after such filing, but in any event prior to the entry of an order, judgment or decree approving such petition; or

                  (h) The institution of any proceeding for the dissolution or termination of Mortgagor voluntarily, involuntarily, or by operation of law, unless, with respect to an involuntary proceeding, the same is dismissed within sixty
            (60) days after the date of its filing; or

                  (i) A material adverse change occurs in the assets, liabilities or net worth of Mortgagor or any of the guarantors of the indebtedness evidenced by the Note from the assets, liabilities or net worth of Mortgagor or any of the guarantors of the indebtedness evidenced by the Note previously disclosed to Mortgagee with the result that Mortgagor's ability to perform its obligations hereunder is materially impaired; or

                  (j) Any material warranty, representation or statement furnished to Mortgagee by or on behalf of Mortgagor under the Note, this Instrument, any of the other Loan Documents or the Certificate and Indemnity Agreement Regarding Hazardous Substances, shall prove to have been false or misleading in any material respect and, if such false or misleading warranty, representation or statement was not intentionally false or misleading and can be cured by Mortgagor, if Mortgagor fails to cure the same to the satisfaction of Mortgagee within thirty
            (30) days after written notice thereof is delivered to Mortgagor; or

                  (k) Failure of Mortgagor to observe or perform any other covenant, condition or obligation under this Instrument when such observance or performance is due, and such failure shall continue for thirty (30) days after written notice thereof is delivered to Mortgagor; provided, however, that if any such failure cannot be cured by Mortgagor within thirty (30) days, Mortgagor shall have an additional period of sixty (60) days to cure such failure if Mortgagor promptly commences efforts to cure such failure and diligently pursues such efforts to completion; or

                  (l) The occurrence of any default (beyond the expiration of any applicable cure period) under any of the documents evidencing and/or securing any other indebtedness now or hereafter owed to Mortgagee by Mortgagor, any of the guarantors of the Note or any entity related to Mortgagor.

            26.  RIGHTS AND REMEDIES ON DEFAULT.

      Upon the occurrence of any Event of Default and at any time thereafter, Mortgagee may exercise any one or more of the following rights and remedies:

            (a) Mortgagee may declare the entire Indebtedness, including the then unpaid principal balance on the Note, the accrued but unpaid interest thereon, court costs and attorney's fees hereunder immediately due and payable, without notice, presentment, protest, demand or action of any nature whatsoever (each of which hereby is expressly waived by Mortgagor), whereupon the same shall become immediately due and payable. Additionally, Mortgagee shall not be required to make any further advances on the Note or other Loan Documents upon the occurrence of an Event of Default or an event which, with the giving of notice or passing of time, would constitute an Event of Default.

            (b) Mortgagee may enter upon the Property and take exclusive possession thereof and of all books, records and accounts relating thereto without notice and without being guilty of trespass, and hold, lease, manage, operate or otherwise use or permit the use of the Property, either itself or by other persons, firms or entities, in such manner, for such time and upon such other terms as Mortgagee may deem to be prudent and reasonable under the circumstances (making such repairs, alterations, additions and improvements thereto and taking any and all other action with reference thereto, from time to time, as Mortgagee shall deem necessary or desirable), and apply all rents and other amounts collected by Mortgagee in connection therewith in accordance with the provisions of subsection (h) of this Section 26. Mortgagor hereby irrevocably appoints Mortgagee as the agent and attorney-in-fact of Mortgagor, with full power of substitution, and in the name of Mortgagor, if Mortgagee elects to do so, to (i) endorse the name of Mortgagor on any checks or drafts representing proceeds of the insurance policies, or other checks or instruments payable to Mortgagor with respect to the Property, (ii) prosecute or defend any action or proceeding incident to the Property, and (iii) take any action with respect to the Property that Mortgagee may at any time and from time to time deem necessary or appropriate. Mortgagee shall have no obligation to undertake any of the foregoing actions, and if Mortgagee should do so, it shall have no liability to Mortgagor for the sufficiency or adequacy of any such actions taken by Mortgagee.

            (c) Mortgagee may foreclose this Instrument in the manner permitted by the laws of the Commonwealth of Massachusetts.

            (d) Mortgagee may sell or offer for sale the Property in such manner as permitted or required by the statutes of the Commonwealth of Massachusetts relating to the sale of real estate or by the Uniform Commercial Code relating to the sale of collateral after default by a debtor, or by any other present or subsequent enactments relating to the same. Such sales shall be made in accordance with the requirements therefor of the laws of the Commonwealth of Massachusetts, including, to the extent there relevant, the version of the Uniform Commercial Code adopted by the Commonwealth of Massachusetts. Nothing contained in this paragraph shall be construed to limit in any way Mortgagee's right to sell the Property by private sale if, and to the extent that such private sale is permitted under the laws of the Commonwealth of Massachusetts or by public or private sale after entry of a judgment by any court of competent jurisdiction ordering same. At any such sale:

                  A. whether made under any legal requirement or by virtue of any judicial proceedings or any other legal right, remedy or recourse, it shall not be necessary for Mortgagee to have physically present. or to have constructive possession of, the Property (Mortgagor shall deliver to Mortgagee any portion of the Property not actually or constructively possessed by Mortgagee immediately upon demand by Mortgagee) and the title to and right of possession of any such property shall pass to the purchaser thereof as completely as if the same had been actually present and delivered to purchaser at such sale;

                  B. to the fullest extent permitted by law, Mortgagor shall be completely and irrevocably divested of all of its right, title, interest, claim and demand whatsoever, either at law or in equity, in and to the property sold, and such sale shall be a perpetual bar, both at law and in equity, against Mortgagor and against all other persons claiming or to claim the property sold or to any part thereof by, through or under Mortgagor; and

                  C. to the extent and under such circumstances as are permitted by law, Mortgagee may be a purchaser at any such sale.

            (e) After sale of the Property, or any portion thereof, Mortgagor will be divested of any and all interest and claim thereto, including any interest or claim to all insurance policies, bonds, loan commitments and other intangible property covered hereby. Additionally, Mortgagor will be considered a tenant at sufferance of the purchaser of the Property, and said purchaser shall be entitled to immediate possession thereof, and if Mortgagor shall fail to vacate the Property immediately, the purchaser may and shall have the right, without further notice to Mortgagor, to go into any justice court in any precinct or county in which the Property is located and file an action in forcible entry and detainer, which action shall lie against Mortgagor or its assigns or legal representatives, as a tenant at sufferance. This remedy is cumulative of any and all remedies the purchaser may have hereunder or otherwise.

            (f) (i) Upon, or at any time after, commencement of foreclosure of the lien and security interest provided for herein or any legal proceedings hereunder, Mortgagee may make application to a court of competent jurisdiction, as a matter of strict right and without notice to Mortgagor or regard to the adequacy of the Property for the repayment of the Indebtedness, for appointment of a receiver of the Property, and Mortgagor does hereby irrevocably consent to such appointment. Any such receiver shall have all the usual powers and duties of receivers in similar cases, including the full power to rent, maintain and otherwise operate the Property upon such terms as may be approved by the court, and shall apply such Rents in accordance with the provisions of subsection (h) of this Section 26.

                  (ii) Mortgagee may exercise any and all other rights, remedies and recourses granted under the Loan Documents or now or hereafter existing in equity, at law, by virtue of statute or otherwise.

            (g) Mortgagee shall have all rights, remedies and recourses granted in the Loan Documents and available at law or equity and the same (i) shall be cumulative and concurrent; (ii) may be pursued separately, successively or concurrently against Mortgagor, any guarantor of the Indebtedness or others obligated under the Note, or against the Property, or against any of them at the sole discretion of Mortgagee, (iii) may be exercised as often as occasion therefor shall arise, it being agreed by Mortgagor that the exercise or failure to exercise any of the same shall in no event be construed as a waiver or release thereof or of any other right, remedy or recourse; and (iv) are intended to be, and shall be, nonexclusive.

            (h) To the fullest extent permitted by law, Mortgagor hereby irrevocably and unconditionally waives and releases (i) all benefits that might accrue to Mortgagor by any present or future laws exempting the Property from attachment, levy or sale on execution or providing for any appraisement, valuation, stay of execution, exemption from civil process, redemption or extension of time for payment; (ii) all notices of any Event of Default (except as may be specifically provided for under the terms hereof), presentment, demand, notice of intent to accelerate, notice of acceleration and any other notice of Mortgagee's election to exercise or the actual exercise of any right, remedy or recourse provided for under the Loan Documents; (iii) any right to appraisal or marshaling of assets or a sale in inverse order of alienation; (iv) the exemption of homestead; and (v) the administration of estates of decedents, or other matter to defeat, reduce or affect the right of Mortgagee under the terms of this Instrument to sell the Property for the collection of the Indebtedness secured hereby (without any prior or different resort for collection) or the right of Mortgagee, under the terms of this Instrument, to receive the payment of the Indebtedness out of the proceeds of sale of the Property in preference to every other person and claimant whatever (only reasonable expenses of such sale being first deducted).

            (i) The proceeds of any sale of, and the rents, profits and other income generated by the holding, leasing, operating or other use of the Property, shall be applied by Mortgagee (or the receiver, if one is appointed) to the extent that funds are so available therefrom in the following orders of priority: (i) first, to the payment of the reasonable out-of-pocket costs and expenses of taking possession of the Property and of holding, using, leasing, maintaining, repairing, improving and selling the same, including, without limitation, (A) receiver's fees; (B) costs of advertisement;
      (C) attorneys' and accountants' fees; and (D) court costs; if any;
      (ii) second, to the payment of all amounts, other than the principal amount and accrued but unpaid interest on the Note which may be due to Mortgagee under the Loan Documents, including all Indebtedness, together with interest thereon as provided therein, in such order and manner as Mortgagee may determine; (iii) third, to the payment of the principal amount outstanding on the Note in such order and manner as Mortgagee may determine and all other Indebtedness; (iv) fourth, to the payment of all accrued but unpaid interest due on the Note in such order and manner as Mortgagee may determine; and (v) fifth, to Mortgagor. Mortgagor, and any other party liable on the Indebtedness shall be liable for any deficiency remaining in the Indebtedness subsequent to any sale referenced in this subsection (i).

            (j) Mortgagee shall have the right to become the purchaser at any sale of the Property hereunder and shall have the right to be credited on the amount of its bid therefor all of the Indebtedness due and owing as of the date of such sale.

            (k) If Mortgagee shall accelerate the Indebtedness following the occurrence of an Event of Default, any payments received by Mortgagee following such acceleration, whether as the result of voluntary payments made by Mortgagor or as a result of the sale of the Property by Mortgagee shall be deemed voluntary prepayments of the Note and accordingly, the prepayment fee required under the Note shall also be payable, subject to the terms of the Note.

            (l) The purchaser at any trustee's or foreclosure sale hereunder may disaffirm any easement granted, or rental, lease or other contract made in violation of any provisions of this Instrument and may take immediate possession of the Property free from, and despite the terms of, any such grant of easement, rental, lease or other contract.

            27. RECONVEYANCE. Upon payment of all sums secured by this Instrument, Mortgagee shall reconvey the Property and shall surrender this Instrument and all notes evidencing Indebtedness secured by this Instrument to the person legally entitled thereto. Such person or persons shall pay Mortgagee's costs incurred in so reconveying the Property.

            28. USE OF PROPERTY. The Property is not currently used for agricultural, farming, timber or grazing purposes. Mortgagor warrants that this Instrument is and will at all times constitute a commercial mortgage, as defined under appropriate state law.

            29. FUTURE ADVANCES. Upon request of Mortgagor, Mortgagee, at Mortgagee's option so long as this Instrument secures Indebtedness held by Mortgagee, may make Future Advances to Mortgagor. Such Future Advances, with interest thereon, shall be secured by this Instrument when evidenced by promissory notes stating that said notes are secured hereby.

            30.  IMPOSITION OF TAX BY STATE.

            A. State Taxes Covered. The following constitute state taxes to which this Section applies:

                  (i) A specific tax upon trust deeds or upon all or any part of the indebtedness secured by a trust deed.

                  (ii) A specific tax on a grantor which the taxpayer is authorized or required to deduct from payments on the indebtedness secured by a trust deed.

                  (iii) A tax on a trust deed chargeable against the beneficiary or the holder of the note secured.

            B. Remedies. If any state ta.xto which this Section applies is enacted subsequent to the date of this Instrument, this shall have the same effect as an Event of Default, and Mortgagee may exercise any or all of the remedies available to it unless the following conditions are met:

                  (i) Mortgagor may lawfully pay the tax or charge imposed by state tax, and

                  (ii) Mortgagor pays the tax or charge within thirty (30) days after notice from Mortgagee that the tax law has been enacted

            31. ATTORNEYS' FEES. In the event suit or action is instituted to enforce or interpret any of the terms of this Instrument (including without limitation efforts to modify or vacate any automatic stay or injunction), the prevailing party shall be entitled to recover all expenses reasonably incurred at, before and after trial and on appeal whether or not taxable as costs, or in any bankruptcy proceeding including, without limitation, attorneys' fees, witness fees (expert and otherwise), deposition costs, copying charges and other expenses. Whether or not any court action is involved, all reasonable expenses, including but not limited to the costs of searching records, obtaining title reports, surveyor reports, title insurance and attorney fees, incurred by Mortgagee that are necessary at any time in Mortgagee's opinion for the protection of its interest or enforcement of its rights shall become a part of the Indebtedness payable on demand and shall bear interest from the date of expenditure until repaid at the interest rate as provided in the Note. The term "attorneys' fees" as used in the Loan Documents shall be deemed to mean such fees as are reasonable and are actually incurred.

            32. GOVERNING LAW SEVERABILITY. This Instrument shall be governed by the law of the Commonwealth of Massachusetts applicable to contracts made and to be performed therein (excluding choice-of-law principles). In the event that any provision or clause of this Instrument or the Note conflicts with applicable law, such conflict shall not affect other provisions of this Instrument or the Note which can be given effect without the conflicting provision, and to this end the provisions of this Instrument and the Note are declared to be severable.

            33. TIME OF ESSENCE. Time is of the essence of this Instrument.

            34. CHANGES IN WRITING. This Instrument and any of its terms may only be changed, waived, discharged or terminated by an instrument in writing signed by the party against which enforcement of the change, waiver, discharge or termination is sought. Any agreement subsequently made by Mortgagor or Mortgagee relating to this Instrument shall be superior to the rights of the holder of any intervening lien or encumbrance.

            35. NO OFFSET. Mortgagor's obligation to make payments and perform all obligations, covenants and warranties under this Instrument and under the Note shall be absolute and unconditional and shall not be affected by any circumstance, including without limitation any setoff, counterclaim, abatement, suspension, recoupment, deduction, defense or other right that Mortgagor or any guarantor may have or claim against Mortgagee or any entity participating in making the loan secured hereby. The foregoing provisions of this section, however, do not constitute a waiver of any claim or demand which Mortgagor or any guarantor may have in damages or otherwise against Mortgagee or any other person, or preclude Mortgagor from maintaining a separate action thereon; provided, however, that Mortgagor waives any right it may have at law or in equity to consolidate such separate action with any action or proceeding brought by Mortgagee.

            37. AUTHORIZATION TO INSERT. Mortgagor authorizes Mortgagee or its agent to insert in the spaces provided herein the amount of the Note, the mortgagee's loan policy number, the title company issuing such policy, the total amounts of the obligations secured, and the last payment due dates, if any of the foregoing information is not typed in on this document.

            38. WAIVER OF JURY TRIAL. MORTGAGOR HEREBY KNOWINGLY, VOLUNTARILY AND INTELLIGENTLY WAIVES ANY AND ALL RIGHTS THAT EACH PARTY TO THIS INSTRUMENT MAY NOW OR HEREAFTER HAVE UNDER THELAWS OF THE UNITED STATES OF AMERICA OR THE COMMONWEALTH OF MASSACHUSETTS, TO A TRIAL BY JURY OF ANY AND ALL ISSUES ARISINGDIRECTLY OR INDIRECTLY IN ANY ACTION OR PROCEEDING RELATING TO THIS INSTRUMENT, THE LOAN DOCUMENTS OR ANY TRANSACTIONS CONTEMPLATED THEREBY OR RELATED THERETO. IT IS INTENDED THAT THIS WAIVER SHALL APPLY TO ANY AND ALL DEFENSES, RIGHTS, CLAIMS AND/OR COUNTERCLAIMS IN ANY SUCH ACTION OR PROCEEDING.

      MORTGAGOR UNDERSTANDS THAT THIS WAIVER IS A WAIVER OF A
CONSTITUTIONAL SAFEGUARD, AND EACH PARTY INDIVIDUALLY BELIEVES THAT THERE ARE SUFFICIENT ALTERNATE PROCEDURAL AND SUBSTANTIVE SAFEGUARDS, INCLUDING, A TRIAL BY AN IMPARTIAL JUDGE, THAT ADEQUATELY OFFSET THE WAIVER CONTAINED HEREIN.

            39. MAXIMUM INTEREST CHARGES. Notwithstanding anything contained herein or in any of the Loan Documents to the contrary, in no event shall Mortgagee be entitled to receive interest on the loan secured by this Instrument (the "Loan") in amounts which, when added to all of the other interest charged, paid to or received by Mortgagee on the Loan, causes the rate of interest on the Loan to exceed the highest lawful rate. Mortgagor and Mortgagee intend to comply with the applicable law governing the highest lawful rate and the maximum amount of interest payable on or in connection with the Loan. If the applicable law is ever judicially interpreted so as to render usurious any amount called for under the Loan Documents, or contracted for, charged, taken, reserved or received with respect to the Loan, or if acceleration of the final maturity date of the Loan or if any prepayment by Mortgagor results Mortgagor having paid or demand having been made on Mortgagor to pay, any interest in excess of the amount permitted by applicable law, then all excess amounts theretofore collected by Mortgagee shall be credited on the principal balance of the Note (or, if the Note has been or would thereby be paid in full, such excess amounts shall be refunded to Mortgagor), and the provisions of the Note, this Instrument and any demand on Mortgagor shall immediately be deemed reformed and the amounts thereafter collectible thereunder and hereunder shall be reduced, without the necessity of the execution of any new document, so as to comply with the applicable law, but so as to permit the recovery of the fullest amount otherwise called for thereunder and hereunder. The right to accelerate the final maturity date of the Loan does not include the right to accelerate any interest which has not otherwise accrued on the date of such acceleration, and Mortgagee does not intend to collect any unearned interest in the event of acceleration. All sums paid or agreed to be paid to Mortgagee for the use, forbearance or detention of the Loan shall, to the extent permitted by applicable law, be amortized, prorated, allocated and spread through the full term of the Loan until payment in full so that the rate or amount of interest on account of the Loan does not exceed the applicable usury ceiling. By execution of this Instrument, Mortgagor acknowledges that it believes the Loan to be nonusurious and agrees that if, at any time, Mortgagor should have reason to believe that the Loan is in fact usurious, it will give Mortgagee written notice of its belief and the reasons why Mortgagor believes the Loan to be usurious, and Mortgagor agrees that Mortgagee shall have ninety (90) days following its receipt of such written notice in which to make appropriate refund or other adjustment in order to correct such condition if it in fact exists.

      IMPORTANT: READ BEFORE SIGNING. THE TERMS OF THIS AGREEMENT SHOULD BE READ CAREFULLY BECAUSE ONLY THOSE TERMS IN WRITING ARE ENFORCEABLE. NO OTHER TERMS OR ORAL PROMISES NOT CONTAINED IN THIS WRITTEN CONTRACT MAY BE LEGALLY ENFORCED. YOU MAY CHANGE THE TERMS OF THIS AGREEMENT ONLY BY ANOTHER WRITTEN AGREEMENT.

      IN WITNESS WI-IEREOF, Mortgagor has executed this Instrument or has caused the same to be executed by its representatives thereunto duly authorized.

                                  MORTGAGOR:

Signed, sealed and delivered      HAEMONETICS CORPORATION,
in the presence of                a Massachusetts business corporation

/s/ Alicia R. Lopez               By: /s/ James L. Peterson    /s/ Ron Ryan
-----------------------------         -------------------------------------
Signature of First Witness        Print:  James L. Peterson        Ron Ryan

Alicia R. Lopez                   Its:    CEO                      CFO
-----------------------------
Typed Name of First Witness

/s/ Steven H. Kasok
-----------------------------
Signature of Second Witness

Steven H. Kasok
-----------------------------
Typed Name of Second Witness


STATE OF MASSACHUSETTS   )
                         )ss:
COUNTY OF NORFOLK        )

      Then and there personally appeared James L. Peterson & Ron Ryan and acknowledged himself to be the CEO and CFO, an authorization signatory of HAEMONETICS CORPORATION a Massachusetts business corporation, and further acknowledged that he, as such CEO and CFO, being authorized so to do, executed the foregoing instrument, for the purposes therein contained, as his free act and deed, and the free act and deed of said corporation, before me.



                                       /s/ Lorraine A. Bird
                                       ----------------------------------
                                       Commissioner of the Superior Court
                                       Notary Public
                                       My Commission Expires:  10-04-02
                                                               ----------

                                                                  [SEAL]


                                 EXHIBIT "A"
                                 -----------

                              Legal Description

That certain parcel of land situate in Braintree in the County of Norfolk, Commonwealth of
Massachusetts, bounded and described as follow:

      EASTERLY by the Westerly line of Wood Road, shown on the plan hereinafter referred to, one hundred sixty and 52/100(160.52) feet;

      SOUTHEASTERLY    Five and 36/100 (5.36) feet;

      NORTHEASTERLY    four hundred twenty-one and 92/100 (421.92) feet, by lot
                       Numbered 30, shown on said plan;

      SOUTHEASTERLY    by the Northwesterly line of Route 128, shown on
                       said plan, Eight hundred seventy-one and 54/100
                       (871.54) feet;

      WESTERLY         eight hundred twenty and 27/100 (820.27) feet;

      NORTHWESTERLY    seven hundred thirty-two (732) feet, by land now or
                       formerly of the Commonwealth of Massachusetts; and

      NORTHEASTERLY    by lot number 32, shown on said plan, three hundred
                       eight and 08/100 (308.00) feet.

      Said parcel is shown as lot numbered 31 on a plat drawn by Ernest W. Branch, Inc., Surveyors, dated April 25, 1980, as approved by the Land Court, filed in the Land Registration Office as No. 11973M, a copy of a portion of which is filed in Norfolk Registry District with Certificate No. 111018, Sheet 2, Book 556.

      Excepting and excluding from said parcel so much of the fee and soil in said Wood Road as lies opposite said lot numbered 31.

      Together with the right to use Wood Road, in common with others, and with the benefit of other rights and easements, in common with others, all as and to the extent set forth in the deed from Boston Safe Deposit and Trust Company, and others, Trustees, to Haemonetics Corporation, dated June 11, 1980, registered with said District as Document 402936.

      Together with the rights of way as set forth in Certificate No. 10555, as affected by Document Nos. 74454 and 74455.

      The above described land is subject also to and has the benefit of restrictions as set forth in Document No. 402938, expiring on December 21, 2010, as affected by Document No. 479104.

      The above described land is subject also to and has the benefit of rights and easements as set forth in Document No. 402938.


                                 EXHIBIT "B"
                                 -----------

                            Permitted Exceptions

1. The"no access" provisions applicable to the Southeasterly boundary of locus along Route 128, as set forth in the Order of Taking dated May 15, 1956, by the Commonwealth of Massachusetts laying out Route 128, filed as Document No. 182231, as affected by Certificate of Entry dated May 29, 1956, filed as Document No. 182472.

2. Assessment and lien for use of common sewer, as set forth in a Certificate dated June 6, 1966, of the Braintree Sewer Commissioners, registered as Document 275217, however, this policy insures the insured that all charges due and owing have been paid.

3. Restrictions imposed on Lot 31 by, rights and easements reserved in, and agreement respecting operating and maintenance costs in Wood Road set forth in paragraphs A through H, including subparagraphs 1, 2 3, 4(a) - (e), 5 and 6 of deed to Haemonetics Corporation from C. Healy Company, filed as Document No. 402938, as affected by Document No. 479104.